Exhibit 23.2

Consent of Independent Accountants

Darling Ingredients Inc.

Irving, Texas

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of Darling Ingredients Inc. of our report dated 1 July 2014, relating to the consolidated and combined financial statements of VION Ingredients Nederland (Holding) B.V., VION Ingredients International (Holding) B.V. and VION Ingredients Germany GmbH and certain other subsidiaries and joint venture entities (together the “Company”), a component division of VION Holding N.V., which appears in the Form 8-K of Darling Ingredients Inc. dated 3 July 2014.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO Audit & Assurance B.V.

On behalf of it,

/s/ P.P.J.G. Saasen RA

Eindhoven, Netherlands

14 July 2014